Eclipse Surgical Technologies, Inc.
                                 1049 Kiel Court
                               Sunnyvale, CA 94089

                                                                October 16, 2000

Mr. Michael J. Quinn
25 Oakbrook
Coto de Caza, CA 92679

Dear Mike:

         On behalf of Eclipse Surgical Technologies, Inc. ("Company"), I am pleased to offer you the position of Chief Executive Officer, reporting to the Board of Directors, subject to our satisfactory review of your references. As Chief Executive Officer, you will be responsible for the day-to-day management of the Company.

         You will receive a monthly salary of $27,500, which will be paid semimonthly in accordance with the Company's normal payroll procedures. This is an exempt position. As a Company employee, you are also eligible to receive all employee benefits offered by the Company to its other employees in similar positions, when such employee benefits are established. The Company retains the right to modify or change its benefits and compensation policy from time to time as it deems necessary.

         It will be recommended to the Board of Directors that they approve a bonus of 35% of your salary to be paid to you for the year ended December 31, 2001, contingent upon your achieving the objectives defined in Exhibit A. Furthermore, the Board of Directors will be open to a discussion during the latter part of 2001, based upon your performance, to further expansion of the bonus opportunity.

         Upon your acceptance of full time employment with the Company, it will also be recommended to the Board of Directors that that you be granted an option to purchase 700,000 shares of the Company's Common Stock pursuant to the terms of the Company's Stock Option Plan (the "Option"). The exercise price of options under the Company's Stock Option Plan is the fair market value on the date of the option grant. The Option shall vest over a three (3) year period with one-thirty sixth (1/36) of the total number of shares subject to the Option vesting for each month of employment, beginning on your first day of employment, provided that your employment with the Company shall not have terminated for any reason (including death or Disability (as defined below)) prior to any such vesting date. Notwithstanding the foregoing:


         (i) Should your employment with the Company terminate for any reason other than for "Cause" (as defined below) or voluntary termination after the first year of your employment with the Company, the Company will pay you six months of salary, andthe vesting on your Option and any subsequent options granted to you shall accelerate as to an additional twelve (12) months of vesting on your options; and


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Michael J. Quinn
October 16, 2000


                  (ii) In the event of a "Change in Control" (as defined below) and either (a) your employment is terminated other than for "Cause" (as defined below) or (b) a "Constructive Termination" (as defined below) occurs, within twelve months of such Change in Control, then all unvested shares subject to the Option shall accelerate and become fully exercisable and vested; provided however, if this acceleration in the event of a Change of Control set forth in this subsection (ii), as reasonably determined by the Company and its independent public auditors, would not allow the Company or a third party acquiring the Company, to account for a merger or similar transaction as a pooling of interests, this subsection (ii) shall be of no force and effect.

                  For this purpose, "Cause" is defined as: (i) an act of dishonesty made by you in connection with your responsibilities as an employee that causes serious reputational harm to the Company, (ii) your conviction of, or plea of nolo contendere to, a felony, (iii) your gross misconduct, or (iv) your failure to perform in any material respect any material aspect of your employment duties as defined by the Board.

         For this purpose, "Change of Control" of the Company is defined as: (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding voting securities; or (ii) the date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company; or (iii) the date of the consummation of the sale or disposition by the Company of all or substantially all of the Company's assets.

         For this purpose, "Constructive Termination" is defined as (i) a material reduction in your responsibilities, duties, or base pay or (ii) relocation of your workplace to any place more than 50 miles from the Company's current headquarters in Sunnyvale, California. .

         For this purpose, "Disability" occurs upon both of the following conditions being met: (i) your becoming unable to perform the essential functions of your job with or without a reasonable accommodation, and (ii) 90 days following written notice by the Company to you of such determination by an independent physician acceptable to the Board and to you (which acceptance will not be unreasonably withheld), provided, however, that if you resume work on a regular basis prior to the end of such 90 day period, you shall not be deemed to have a "Disability."


         The Company understands that you will incur expenses in connection with your temporary apartment residence within 30 miles of the Company's headquarters in Sunnyvale (the "South Bay Area"). The Company will pay you a fixed sum of $3,500 per month to cover all expenses, for up to up to 24 months.

         The Company agrees to reimburse you in an amount equal to the amount needed to pay any increased income tax, owed by you which is directly attributable to the $3,500 fixed sum described in the paragraph above.


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Page 3
Michael J. Quinn
October 16, 2000


         The Company would also allow any of the unused $84,000 to be applied to your re-location expenses, at any time that you and your family decide to move permanently to the South Bay Area, provided that you are still an employee of the Company.

         You should be aware that your employment with the Company constitutes "at-will" employment. This means that your employment relationship with the Company may be terminated at any time with or without notice, with or without good cause or for any or no cause, at either party's option. You understand and agree that neither your job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of your employment with the Company. If your employment is terminated at any time, other than for Cause or voluntary termination, you will receive a lump sum payment equal to six (6) months of your then current monthly salary, subject to applicable withholdings.

         As a condition of your employment with the Company, you will be required to sign the Company's standard Proprietary Agreement ("Agreement"), two originals of which are attached.

         For purposes of Federal Immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

         By signing this letter you hereby represent to the Company that (i) except as previously disclosed to the Company: (a) your employment with the Company is not prohibited under any employment agreement or other contractual arrangement, and (b) you do not know of any conflicts which would restrict your employment with the Company, and (ii) you agree not to bring with you to your employment any confidential or proprietary information belonging to any previous employers.

         This offer is valid through October 17, 2000, and is contingent on your starting employment by October 24, 2000 (or a later date, mutually agreed to by you and the Company). We look forward to your early acceptance and would be pleased to have you start as soon as your present commitments allow. Enclosed are two originals of this letter. Please sign and return one to me, to indicate your acceptance.

                                   Sincerely,


                                   Alan L. Kaganov, Sc.D.
                                   Chief Executive Officer

I accept employment with Eclipse Surgical Technologies, Inc., subject to the terms and conditions hereof. I understand that the terms set forth in this letter supersede all oral or written discussions I have had, or may have, with anyone in the Company regarding the subject matter hereof.

AGREED AND ACCEPTED

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Page 4
Michael J. Quinn
October 16, 2000


--------------------------
Michael J. Quinn
Date:


Encl.
Attachments  - Bonus Plan; Eclipse standard Proprietary Agreement

                                   Exhibit A
                      Eclipse Surgical Technologies CY 2001
                             Mike Quinn Bonus Plan

Target Payout of Bonus Plan @ 35%

Projected Payout at 100% - $115,500.

(1) Requires 6 months of ability to market and sell (based on FDA approval prior to Q2 '01 and adequate product availability)

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        Objective               Weight          Subweight          Cash Payout
        ---------               ------          --------           -----------
--------------------------------------------------------------------------------
Financial                        100%
--------------------------------------------------------------------------------
    Revenue of $40 M (1)          75%             1.0                $86,250
--------------------------------------------------------------------------------
    Net Loss (Q3+Q4)=$0.00        25%             1.0                $28,750
--------------------------------------------------------------------------------

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